Exhibit 99.1

Sabre Corporation Announces Pricing of $530 Million of Senior Secured Notes

SOUTHLAKE, Texas, April 1, 2015 — Sabre Corporation (“Sabre”) (Nasdaq: SABR) today announced the pricing of an offering by its wholly-owned subsidiary Sabre GLBL Inc. (“Sabre GLBL”) of $530 million aggregate principal amount of 5.375% senior secured notes due 2023 (the “Notes”). The Notes and the related note guarantees will be offered in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will carry a coupon of 5.375% per annum, payable semi-annually in arrears, commencing on October 15, 2015. The offering is expected to close on April 14, 2015, subject to customary closing conditions.

The net proceeds from the sale of the Notes will be used to redeem all of the $480 million currently outstanding aggregate principal amount of the 8.5% senior secured notes due 2019 issued by Sabre GLBL and to pay accrued interest, premiums, fees and expenses related thereto. Any excess net proceeds will be available for general corporate purposes. The foregoing does not constitute a notice of redemption for or an obligation to issue a notice of redemption for our outstanding notes.

The Notes will be guaranteed by Sabre Holdings Corporation and each subsidiary that guarantees Sabre GLBL’s senior secured credit facility (the “Credit Facility”). The Notes and the note guarantees will be secured, subject to permitted liens, by a first-priority security interest in substantially all present and hereafter acquired property and assets of Sabre GLBL and the guarantors, which also constitutes collateral securing indebtedness under the Credit Facility on a first-priority basis.

The Notes and the related note guarantees have not been registered under the Securities Act or any state securities laws. The Notes may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering circular.

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About Sabre Corporation

Sabre® Corporation (NASDAQ: SABR) is a leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $110 billion of estimated travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre operates offices in approximately 60 countries around the world.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release regarding Sabre that are not historical or current facts are forward-looking statements. Such forward-looking statements convey Sabre’s current expectations or forecasts of future events. Forward-looking statements regarding Sabre involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” and “Forward-Looking Statements” sections of Sabre’s Annual Report on Form 10-K and any of Sabre’s other applicable filings with the Securities and Exchange Commission. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

Media Contacts:

Investors

Barry Sievert

682-605-0214

Barry.sievert@sabre.com

Media

Nancy St. Pierre

682-605-3864

Nancy.st.pierre@sabre.com